Exhibit 99.1

FOR IMMEDIATE RELEASE

MARCH 6, 2013

Contact:	Jill McMillan, Director, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com

CROSSTEX ENERGY INC. AGREES TO INVEST $50 MILLION IN NEW UTICA SHALE NATURAL GAS COMPRESSION AND CONDENSATE STABILIZATION FACILITIES

DALLAS, March 6, 2013 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ:XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ:XTXI) (the Corporation), today announced that the Corporation has joined with the former management of Enerven Compression Services to form a new company (E2) that will provide services for producers in the liquids-rich window of the Utica Shale play. The initial investment of approximately $50 million will include new natural gas compression and condensate stabilization facilities. This investment will complement the Partnership’s assets in the Ohio River Valley, which encompass crude oil, condensate and logistics operations in the Utica and Marcellus Shale plays.

E2 will build, own and operate two gas gathering compressor stations and condensate stabilization assets in Noble and Monroe counties in the southern portion of the Utica Shale play in Ohio. The counties are located immediately east of the Partnership’s assets in the Ohio River Valley. These initial facilities are supported by a long-term, fee-based contract with an active producer. E2 will serve as the manager and operator of these assets with expected commercial operations to start up during the third quarter of 2013.

The investment in E2 will be made by the Corporation, which owns the Partnership’s General Partner. A wholly-owned subsidiary of the Corporation has entered into a $75 million senior secured credit facility in order to provide the financing for the Corporation’s investment in E2. The Corporation will own approximately 93 percent of E2 and has pre-determined rights to purchase the remaining ownership interests of E2 in the future.

“Our investment in E2 is a strategic step in growing our platform in the Ohio River Valley. Utilizing the Corporation for this investment provides an additional source of capital for growth,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “We are pleased to begin our partnership with the E2 management and expect this to be the first of many similar transactions with them as we expand our footprint in the Utica and Marcellus regions. Crosstex’s entrance into condensate stabilization is another step in realizing our long-term vision for offering additional condensate solutions in the Utica. We will continue to leverage our condensate expertise and trucking business to ensure our customers receive the highest possible value for their condensate product,” Davis added.

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About the Crosstex Energy Companies

Crosstex Energy, L.P. (NASDAQ: XTEX) is an integrated midstream energy partnership headquartered in Dallas that offers diversified, tailored customer solutions spanning the energy value chain with services and infrastructure that link energy production with consumption. XTEX operates approximately 3,500 miles of natural gas, natural gas liquids and oil pipelines, 10 natural gas processing plants and four fractionators, as well as barge and rail terminals, product storage facilities, brine water disposal wells and an extensive truck fleet. XTEX has the right platform, the right opportunities and the right people to pursue its growth-focused business strategy.

Crosstex Energy, Inc. (NASDAQ: XTXI) owns combined general and limited partner interests of approximately 19 percent and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect the Corporation’s expectations for the investments in E2. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, risks discussed in the Partnership’s and the Corporation’s filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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